PRIMERICA REPORTS SECOND QUARTER 2025 RESULTS

Life-licensed sales force reached 152,592, up 5% year-over-year

Term Life adjusted direct premiums increased 5%; net premiums grew 4%

Investment and Savings Products (ISP) sales of $3.5 billion, up 15%

ISP client asset values ended the quarter at $120 billion, up 14%, a new record

Net earnings per diluted share (EPS) of $5.40 compared to EPS from continuing operations of $6.07 in the prior year period; return on stockholders’ equity (ROE) of 31.3% versus ROE from continuing operations of 38.9% in the prior year period

Diluted adjusted operating EPS of $5.46 compared to diluted adjusted operating EPS of $4.95 in the prior year period; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 32.2% versus ROAE from continuing operations of 31.2% in the prior year period

Repurchases of $129 million of common stock during the quarter;

declared dividend of $1.04 per share, payable on September 15, 2025

Duluth, GA, Aug. 6, 2025 – Primerica, Inc. (NYSE: PRI) announced financial results for the quarter ended June 30, 2025. The Company reported total revenue of $793.3 million, net income of $178.3 million and net earnings per diluted share of $5.40 during the second quarter of 2025. During the second quarter of 2024, the Company reported total revenue of $791.0 million, net income from continuing operations of $209.3 million and net earnings per diluted share from continuing operations of $6.07. The comparable financial results presented in continuing operations in the second quarter of 2024 were impacted by two distinct non-recurring items: a $50 million gain from the receipt of proceeds from a Representation and Warranty insurance policy claim and the recognition of an $11 million valuation allowance for acquired state net operating loss deferred tax assets.

The Company delivered strong adjusted operating financial results during the quarter including adjusted operating revenues of $796.0 million, up 7% year-over-year. Adjusted net operating income totaled $180.4 million, reflecting 6% growth in the second quarter of 2025, while diluted adjusted operating earnings per share of $5.46 increased 10% compared to the second quarter of 2024.

“Our second quarter results underscore the resilience and strength of our business model,” said Glenn Williams, Chief Executive Officer of Primerica. “Continued growth in our Investment and Savings Products segment, along with steady performance in Term Life, fueled another quarter of strong financial results. As families face ongoing economic uncertainty, we remain confident in our sales force's ability to deliver meaningful support by helping clients make informed financial decisions.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2025	Q2 2024	% Change
Life-Licensed Sales Force	152,592	145,789	5%
Recruits	80,924	96,563	(16)%
New Life-Licensed Representatives	12,903	14,402	(10)%
Life Insurance Policies Issued	89,850	100,768	(11)%
Life Productivity (1)	0.20	0.23	*
Issued Term Life Face Amount ($ billions) (2)	$30.3	$33.2	(9)%
ISP Product Sales ($ billions)	$3.5	$3.1	15%
Average Client Asset Values ($ billions)	$114.0	$103.0	11%
Closed U.S. Mortgage Volume ($ million brokered)	$132.8	$99.6	33%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.

* Not calculated or less than 1%

Segment Results
	Q2 2025	Q2 2024	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$441,834	$426,944	3%
Investment and Savings Products	298,298	260,906	14%
Corporate and Other Distributed Products (1)	55,886	53,015	5%
Total adjusted operating revenues (1)	$796,018	$740,865	7%

Adjusted Operating Income (Loss) Before Income Taxes:
Term Life Insurance	$155,012	$147,779	5%
Investment and Savings Products	79,421	74,782	6%
Corporate and Other Distributed Products (1)	2,748	942	NM
Total adjusted operating income before income taxes (1)	$237,181	$223,503	6%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

During the second quarter of 2025, the Company continued to generate interest with individuals drawn to the appeal of creating a flexible career path. Primerica’s business model remains highly attractive to those committed to guiding families toward financial independence. The Company recruited a total of 80,924 individuals and licensed 12,903 new representatives in the second quarter of 2025. As of June 30, 2025, the life-licensed sales force totaled 152,592 representatives, reflecting a 5% increase year-over-year.

Term Life Insurance

During the second quarter of 2025, the Company issued 89,850 new life insurance policies, a solid performance when compared to prior year record results. Productivity was 0.20 policies per month per life-licensed representative, within the historical range of 0.20 to 0.24 policies per representative.

Term Life revenues were $441.8 million, increasing 3% year-over-year, driven by 5% growth in adjusted direct premiums, while pre-tax operating income of $155.0 million increased 5% compared to the second quarter of 2024. The benefits and claims ratio was 57.5%, largely consistent with the prior year period. The DAC amortization and insurance commissions ratio remained stable compared to the prior year period. The Term Life operating margin was 23.0%, in line with the second quarter of 2024.

Investment and Savings Products

Total product sales for the second quarter of 2025 were $3.5 billion, the second largest in company history, representing a 15% increase compared to the prior year period. Net inflows of $487 million continued to be positive and favorable market performance helped average client asset values rise 11% compared to the prior year period.

During the second quarter of 2025, segment revenues increased 14% to $298.3 million, and income before income taxes grew 6% to $79.4 million, driven by growth in average client asset values and higher product sales. Sales-based commissions and fees rose 15%, compared to an 11% increase in related product sales, reflecting strong client demand for variable annuities. Sales-based commission expenses rose 18% during the second quarter of 2025. Asset-based commission and fees grew 17%, outpacing growth in average client asset values of 11%, reflecting continued demand for managed accounts and Canadian mutual funds sold under the principal distributor model, which yield higher asset-based fees. Asset-based commission expenses tracked closely with asset-based revenues. Other operating expenses increased $8.8 million, primarily driven by variable growth-related expenses and continued investments in technology and infrastructure.

Corporate and Other Distributed Products

During the second quarter of 2025, the segment recorded pre-tax adjusted operating income of $2.7 million compared to $0.9 million in the prior year period. Adjusted net investment income increased $2.5 million compared to the prior year period largely due to the continued growth of the invested asset portfolio.

Taxes

The effective income tax rate was 23.9% during the second quarter of 2025, slightly higher than the effective income tax rate from continuing operations of 23.3% in the second quarter of 2024. The effective income tax rate from continuing operations in 2024 included the impact of two largely offsetting non-recurring items, specifically the non-taxable receipt of proceeds from a Representation and Warranty insurance policy claim and the recognition of a valuation allowance for acquired state net operating losses as mentioned above.

Capital

The Company repurchased 487,993 shares of common stock for $129 million during the second quarter of 2025 and the Board of Directors has approved a dividend of $1.04 per share, payable on September 15, 2025, to stockholders of record on August 22, 2025. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 490% as of June 30, 2025.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, diluted adjusted operating earnings per share and adjusted stockholders' equity.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (“MTM”) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Also excluded from these non-GAAP financial measures is the receipt of insurance proceeds under a Representation and Warranty policy purchased in connection with the 2021 acquisition of e-TeleQuote Insurance, Inc. and subsidiaries (“e-TeleQuote”).

We exclude this gain from our non-GAAP financial measures as it represents a non-recurring item that causes incomparability in the Company’s results.

Adjusted operating income before taxes, adjusted net operating income and diluted adjusted operating earnings per share also exclude corporate restructuring and related charges associated with the decision to exit the senior health business. We exclude these items from our non-GAAP financial measures as they are not useful in evaluating the Company’s ongoing operations.

Adjusted net operating income and diluted adjusted operating earnings per share exclude the tax effect of pre-tax operating adjustments and the valuation allowance recognized in 2024 for e-TeleQuote’s state net operating losses “NOL”, which is required to be reported in income taxes from continuing operations. We exclude these items from our non-GAAP financial measures as they represent the tax effect of pre-tax operating adjustments and/or non-recurring items that will cause incomparability between period-over-period results.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income (loss). We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, August 7, 2025, at 10:00 a.m. (ET), to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain independent sales representatives or license or maintain the licensing of independent sales representatives; laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or independent sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or independent sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for independent sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; changes in prevailing mortgage interest rates or U.S. monetary policies that affect mortgage interest rates; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; the current legislative and, executive branch actions, orders and policies, judicial rulings and decisions by public officials with regard to our business, the financial services industry and climate change; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; inability to effectively execute our corporate strategy; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.5 million lives and had approximately 3.0 million client investment accounts on December 31, 2024. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2024. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@Primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2025	December 31, 2024
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$3,096,708	$2,946,126
Fixed-maturity security held-to-maturity, at amortized cost	1,258,800	1,303,880
Equity securities, at fair value	24,867	27,144
Trading securities, at fair value	2,969	3,011
Policy loans and other invested assets	52,955	50,881
Total investments	4,436,299	4,331,042
Cash and cash equivalents	621,198	687,821
Accrued investment income	29,247	28,100
Reinsurance recoverables	2,698,144	2,744,165
Deferred policy acquisition costs, net	3,817,119	3,680,430
Agent balances, due premiums and other receivables	300,498	282,607
Intangible asset	45,275	45,275
Income taxes	131,807	122,664
Operating lease right-of-use assets	44,149	47,023
Other assets	387,605	403,608
Separate account assets	2,318,492	2,209,287
Total assets	$14,829,833	$14,582,022

Liabilities and stockholders' equity
Liabilities:
Future policy benefits	$6,719,044	$6,503,064
Unearned and advance premiums	16,917	15,606
Policy claims and other benefits payable	507,553	488,350
Other policyholders' funds	382,089	402,323
Note payable	594,913	594,512
Surplus note	1,258,508	1,303,556
Income taxes	65,537	115,611
Operating lease liabilities	52,323	55,478
Other liabilities	523,517	549,160
Payable under securities lending	83,425	86,034
Separate account liabilities	2,318,492	2,209,287
Total liabilities	$12,522,318	$12,322,981

Stockholders' equity:

Common stock	326	334
Retained earnings	2,270,995	2,231,483
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	174,626	224,833
Unrealized foreign currency translation gains (losses)	(13,803)	(34,767)
Net unrealized gains (losses) on available-for-sale securities	(124,629)	(162,842)
Total stockholders' equity	2,307,515	2,259,041
Total liabilities and stockholders' equity	$14,829,833	$14,582,022

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2025	2024
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$866,254	$845,358
Ceded premiums	(433,408)	(427,561)
Net premiums	432,846	417,797
Commissions and fees	306,032	268,193
Net investment income	40,928	38,452
Investment gains (losses)	(2,866)	(99)
Other, net	16,394	66,612
Total revenues	793,334	790,955

Benefits and expenses:
Benefits and claims	152,494	150,030
Future policy benefits remeasurement (gain) loss	(5,895)	(4,329)
Amortization of deferred policy acquisition costs	80,043	73,643
Sales commissions	166,291	142,154
Insurance expenses	64,362	62,685
Insurance commissions	5,751	7,399
Interest expense	6,000	6,099
Other operating expenses	89,791	80,505
Total benefits and expenses	558,837	518,186
Income from continuing operations before income taxes	234,497	272,769
Income taxes from continuing operations	56,153	63,467
Income from continuing operations	178,344	209,302
Loss from discontinued operations, net of income tax	-	(208,131)
Net income	$178,344	$1,171

Basic earnings per share:
Continuing operations	$5.41	$6.08
Discontinued operations	-	(6.05)
Basic earnings per share	$5.41	$0.03

Diluted earnings per share:
Continuing operations	$5.40	$6.07
Discontinued operations	-	(6.04)
Diluted earnings per share	$5.40	$0.03

Weighted-average shares used in computing earnings per share:
Basic	32,870	34,383
Diluted	32,911	34,440

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended June 30,
	2025	2024	% Change
	(In thousands, except per-share amounts)
Total revenues	$793,334	$790,955	*
Less: Investment (losses) gains	(2,866)	(99)
Less: 10% deposit asset MTM included in NII	182	189
Less: Insurance claim proceeds	-	50,000
Adjusted operating revenues	$796,018	$740,865	7%

Income from continuing operations before income taxes	$234,497	$272,769	(14)%
Less: Investment (losses) gains	(2,866)	(99)
Less: 10% deposit asset MTM included in NII	182	189
Less: Insurance claim proceeds	-	50,000
Less: Restructuring cost	-	(824)
Adjusted operating income before income taxes	$237,181	$223,503	6%

Income from continuing operations	$178,344	$209,302	(15)%
Less: Investment (losses) gains	(2,866)	(99)
Less: 10% deposit asset MTM included in NII	182	189
Less: Insurance claim proceeds	-	50,000
Less: Restructuring costs	-	(824)
Less: Tax impact of preceding items	643	152
Less: Valuation allowance on Senior Health NOLs	-	(11,080)
Adjusted net operating income	$180,385	$170,964	6%

Diluted earnings per share from continuing operations	$5.40	$6.07	(11)%
Less: Net after-tax impact of operating adjustments	(0.06)	1.12
Diluted adjusted operating earnings per share	$5.46	$4.95	10%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended June 30,
	2025	2024	% Change
	(In thousands)
Direct premiums	$861,919	$840,668	3%
Less: Premiums ceded to IPO coinsurers	187,988	201,566
Adjusted direct premiums	673,931	639,102	5%

Ceded premiums	(432,306)	(426,348)
Less: Premiums ceded to IPO coinsurers	(187,988)	(201,566)
Other ceded premiums	(244,318)	(224,782)
Net premiums	$429,613	$414,320	4%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended June 30,
	2025	2024	% Change
	(In thousands)
Total revenues	$53,202	$103,105	(48)%
Less: Investment gains (losses)	(2,866)	(99)
Less: 10% deposit asset MTM included in NII	182	189
Less: Gain on insurance proceeds	-	50,000
Adjusted operating revenues	$55,886	$53,015	5%

Income (loss) before income taxes	$64	$50,208	NM
Less: Investment gains (losses)	(2,866)	(99)
Less: 10% deposit asset MTM included in NII	182	189
Less: Gain on insurance proceeds	-	50,000
Less: Restructuring costs	-	(824)
Adjusted operating income (loss) before income taxes	$2,748	$942	NM

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	June 30, 2025	December 31, 2024	% Change
	(In thousands)
Stockholders' equity	$2,307,515	$2,259,041	2%
Less: Net unrealized gains (losses) on available-for-sale securities	(124,629)	(162,842)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	174,626	224,833
Adjusted stockholders' equity	$2,257,518	$2,197,050	3%